Exhibit 99.1

    Journal Register Company Announces First Quarter 2006 Results


    TRENTON, N.J.--(BUSINESS WIRE)--April 13, 2006--Journal Register Company (NYSE: JRC) today reported adjusted net income of $5.2 million, or $0.13 per diluted share, for the quarter ended March 26, 2006, as compared to net income of $7.5 million, or $0.18 per diluted share, for the quarter ended March 27, 2005.
    The Company's 2006 first quarter net income, as reported above, was adjusted to exclude a non-cash write-off of deferred debt issuance costs related to the refinancing of the Company's credit agreement in January 2006. The Company's reported net income, including such item, was $1.8 million, or $0.04 per diluted share for the quarter ended March 26, 2006. There were no special items recorded in the quarter ended March 27, 2005.
    Chairman, and CEO Robert M. Jelenic stated, "We are pleased to report solid financial results during the first quarter in light of the impact the automotive industry has had on the local economies in our Michigan and Greater Cleveland clusters. Our performance was driven by continued strong results in real estate advertising, our online operations, including the results of JobsInTheUS and diligent cost controls."
    Mr. Jelenic continued, "We also continued to generate significant free cash flow, which was $10.0 million, or $0.25 per diluted share, for the first quarter of 2006."
    Total revenues for the quarter ended March 26, 2006 were $129.6 million, as compared to total revenues of $132.5 million for the first quarter of 2005.
    For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties owned in the current period were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
    Total advertising revenues for the first quarter of 2006 decreased
2.2 percent to $99.9 million, as compared to $102.2 million for the first quarter of 2005. On a pro forma basis, advertising revenues for the first quarter of 2006 decreased 2.8 percent.
    On a pro forma basis, retail advertising revenues for the first quarter of 2006 decreased 3.7 percent as compared to the prior year quarter with particular softness in the Michigan and Greater Cleveland clusters. Retail advertising revenue performance was strong in the Company's New York Capital-Saratoga and Mid-Hudson, New York clusters, which were up 8.7 and 5.2 percent, respectively, for the first quarter of 2006 as compared to the 2005 quarter.
    Classified advertising revenues on a pro forma basis decreased 1.8 percent in the first quarter of 2006, as compared to the prior year quarter, with three of the Company's seven clusters reporting increases in classified advertising revenues. Pro forma classified real estate advertising revenues increased 11.9 percent in the quarter as compared to the first quarter of last year, with six of the Company's clusters reporting increases. This growth was led by the Company's New York Capital-Saratoga cluster, which reported a 40.2 percent increase, along with increases reported by the Connecticut cluster, up 21.4 percent, and the New England cluster, up 19.6 percent. Pro forma classified employment advertising revenues were down 2.3 percent for the quarter, with a 15.2 percent increase in the New England Cluster and a 4.9 percent increase in the Philadelphia cluster offset by a decrease of 16.5 percent in the Company's Michigan cluster. Excluding the results from the Company's Michigan and Greater Cleveland clusters, the Company's employment advertising revenues were up 3.0 percent, as compared to the prior year quarter. Classified automotive advertising revenues remained soft in all of the Company's clusters, and were down 14.8 percent for the quarter as compared to the prior year quarter.
    National advertising revenues were down 1.3 percent for the quarter ended March 26, 2006, as compared to the prior year quarter. National advertising revenues for the quarter were very strong in the Company's Michigan and Greater Philadelphia clusters, as compared to the prior year quarter. These gains were offset by a decrease in the Company's Connecticut cluster.
    Circulation revenues were $25.1 million for the first quarter of 2006, as compared to $25.7 million in the first quarter of 2005, a decrease of 2.2 percent.
    The Company continued to post strong gains in online revenues in the first quarter of 2006. Online revenues were $3.3 million for the quarter, reflecting an increase of 30.6 percent, on a pro forma basis, as compared to the first quarter of 2005. The Company's Web sites generated 89.7 million page views during the first quarter, an increase of approximately 75 percent as compared to the prior year quarter. In March, the Company also reported 3.7 million unique visitors to its Web sites, including over one million visitors to the Company's JobsInTheUS Web sites. The Company's online business continued to produce substantial operating profits in the first quarter.
    President and Chief Operating Officer Jean B. Clifton noted, "We are very pleased with the continued growth in our online business. JobsInTheUS is off to a great start and is a key part of our online strategy. We expect growth to accelerate at JobsInTheUS as we launch additional web sites, the first of which are JobsInCT.com and JobsInNewYork.com."
    Ms. Clifton continued, "Additionally, we have successfully launched new print products in the first quarter, including the launch of a group of weekly newspapers in the Lehigh Valley region of Pennsylvania and the addition of a third publishing day to the News-Herald, our non-daily newspaper based in Dearborn, Michigan. The News-Herald was the 2005 winner of the Michigan Press Association's Best Weekly Newspaper of the Year award. We also launched a second day for our Spanish language product, El Registro, in New Haven, CT."
    Continuing, Clifton said, "Our recently announced acquisition of the Suburban Lifestyles Newspaper Group, serving several upscale communities in Oakland and Macomb counties in Michigan, is a terrific addition to our current group of newspapers in these markets."
    The Company reported EBITDA for the first quarter of $24.4 million. The Company's Michigan cluster produced EBITDA even with the prior year and reported an approximately six percent increase in its EBITDA margin for the quarter as compared to the prior year quarter.
    Senior Vice President and Chief Financial Officer Julie A. Beck commenting on the Company's year-over-year, same-store operating expense noted, "Our non-newsprint cash operating expenses for the first quarter of 2006 decreased 2.7 percent. Our newsprint expense increased approximately seven percent for the quarter, reflecting an increase in unit cost of approximately ten percent on a comparable basis, partially offset by a decrease in consumption."
    The Company had $745.0 million of net debt outstanding as of March 26, 2006, reflecting a decline from $745.8 million outstanding as of year end 2005.
    As of April 12, 2006, the Company had repurchased 2,395,900 shares of its common stock since the Company recommenced its share buyback program in April 2005, including 680,900 shares purchased during fiscal 2006. The Company had approximately 39.7 million shares of common stock outstanding as of April 12, 2006.
    Mr. Jelenic concluded by stating, "While we believe the economies in our Michigan and Greater Cleveland clusters will remain challenging in the second quarter, we expect improvement in our year-over-year quarterly advertising revenue trend based on our expected new product launches, continued strength in real estate advertising and online revenues."
    The Company's first quarter 2006 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.journalregister.com for seven days following the call.

    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 362 non-daily publications. Journal Register Company currently operates 220 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its recently acquired network of employment Web sites. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of seven premier employment Web sites in New England and has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers.

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special item that is described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

                       JOURNAL REGISTER COMPANY
                CONSOLIDATED STATEMENTS OF INCOME (1)
               (In thousands, except per share amounts)


                                                Thirteen Weeks Ended
                                              ------------------------
                                                March 26,   March 27,
                                                   2006       2005
                                              ------------------------
Revenues:
   Advertising                                $   99,945   $  102,240
   Circulation                                    25,144       25,697
                                               ----------   ----------
Newspaper revenues                               125,089      127,937
Commercial printing and other                      4,501        4,599
                                               ----------   ----------
Total revenues                                   129,590      132,536
Operating Expenses:
   Salaries and employee benefits                 55,312       55,957
   Newsprint, ink and printing charges            12,248       11,414
   Selling, general and administrative            19,862       21,682
   Depreciation and amortization                   4,641        4,866
   Other                                          17,743       17,418
                                               ----------   ----------
Total operating expenses                         109,806      111,337
Operating income                                  19,784       21,199
Net interest expense and other                   (11,217)      (8,865)
Loss on write-off of debt issuance costs          (5,662)          --
                                               ----------   ----------
Income before provision for income taxes           2,905       12,334
Provision for income taxes                         1,140        4,835
                                               ----------   ----------
Net income                                    $    1,765   $    7,499
                                               ----------   ----------
Net income per common share:
   Basic                                      $     0.04   $     0.18
   Diluted                                    $     0.04   $     0.18
Adjusted net income per common share:
   Basic                                      $     0.13   $     0.18
   Diluted                                    $     0.13   $     0.18
Weighted-average shares outstanding:
   Basic                                          40,177       42,017
   Diluted                                        40,289       42,425

----------------------------------------------------------------------
Other Data:
  Net income                                  $    1,765   $    7,499
    Add: Provision for income taxes                1,140        4,835
   Add: Loss on write-off of debt issuance
    costs                                          5,662           --
   Add: Net interest expense and other            11,217        8,865
                                               ----------   ----------
 Operating income                                 19,784       21,199
    Add: Depreciation and amortization             4,641        4,866
                                               ----------   ----------
  EBITDA                                          24,425       26,065
    Less: Capital expenditures                    (3,174)      (1,783)
    Less: Cash Interest expense and other        (10,865)      (8,493)
    Less: Cash income taxes (2)                     (392)      (1,723)
                                               ----------   ----------
 Free Cash Flow                               $    9,994   $   14,066
                                               ----------   ----------
 Free Cash Flow per diluted share             $     0.25   $     0.33
                                               ----------   ----------
Net income, as reported                       $    1,765   $    7,499
    Less: Special item (net of tax benefit)        3,440           --
                                               ----------   ----------
Adjusted net income (3)                       $    5,205   $    7,499
----------------------------------------------------------------------

Notes:
(1) Certain 2005 circulation revenue and expense items have been reclassified to conform to the Company's current financial presentation. The effect of these reclassifications is to reduce revenues with an equal decrease in operating expenses. In addition, the Company has reclassified amortization of deferred financing fees from amortization expense to interest expense. These reclassifications have no impact on EBITDA or net income.
(2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.
(3) Adjusted net income excludes the net effect of a special item of approximately $5.7 million ($3.4 million net of tax effect) in the first quarter of 2006 related to the repricing of the Company's refinanced credit facility.
----------------------------------------------------------------------


    CONTACT: Journal Register Company
             Ricardo A. Venegas
             Treasurer
             609-396-2200